Exhibit 23.2
Consent of Independent Petroleum Engineer
DeGolyer and MacNaughton
500 | Spring Valley Road
Suite 800 East
Dallas, Texas 75244
July 28, 2009
Quest Resource Corporation
210 Park Avenue
Suite 2750
Oklahoma City, Oklahoma 73102
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton, to the reference to DeGolyer and MacNaughton, and to the incorporation by reference of information in this Form 8-K/A by Quest Resource Corporation (the “Company”) taken from our “Appraisal Report as of December 31, 2007 on Certain Properties owned by PetroEdge Resources, LLC SEC Case” into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-74560, 333-70431 and 333-132979), Form S-3 (File Nos. 333-134216 and 333-140116) and Form S-3MEF (File No. 333-151863).

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON